                                                                   EXHIBIT (C)10

                [LETTERHEAD OF MDL INFORMATION SYSTEMS, INC.]


Mr. Dan Kingman                                                February 28, 1996
Vice President of Human Resources
MDL Information Systems, Inc.
14600 Catalina Street
San Leandro, California 94577

Dear Dan:

          The purpose of this letter agreement is to document the terms of the severance package to which you will be entitled should your employment with MDL Information Systems, Inc. or any successor entity (jointly and severally, the "Company") terminate in connection with certain changes in control of the Company.

          Part One specifies the terms and conditions upon which you may become entitled to receive the severance benefits. Part Two sets forth certain definitions to be in effect for purposes of determining your benefit entitlement. Part Three concludes this agreement with a series of general terms and conditions applicable to your severance benefits.


                    PART ONE - INVOLUNTARY TERMINATION UPON
                          CHANGE IN CONTROL BENEFITS

          Upon your Involuntary Termination (other than Termination for Cause) within eighteen (18) months after a Change in Control, you will become entitled to receive the special severance benefits provided in this Part One. At the end of this eighteen (18) month period, the terms and conditions of any severance benefits which you may be entitled to receive from the Company will be determined in accordance with the MDL Information Systems, Inc. Executives and Officers Separation Pay Plan.

          1. SEVERANCE PAYMENTS. You will receive severance payments from the Company following your Involuntary Termination in an amount equal to: (i) your Salary paid for eighteen (18) months in semi-monthly installments in accordance with the Company's normal payroll practices, and (ii) one and one-half (1.5) times your Bonus paid in a lump-sum as soon as administratively practicable following the date of your Involuntary Termination. All such severance payments shall be subject to all applicable withholding taxes.

Mr. Dan Kingman                                                          Page 2.
                                                                February 21 1996



          2. HEALTH CARE COVERAGE. The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company's medical/dental plan until the earlier of (i) eighteen (18) months
                                        -------
after the effective date of your Involuntary Termination, or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such coverage will be in lieu of any other continued health care coverage to which you or your dependents would otherwise be entitled in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), by reason of your termination of employment.

          3. OPTION ACCELERATION. Each of your outstanding Options will (to the extent not then otherwise exercisable for vested shares) automatically accelerate so that each such Option will become immediately exercisable for the total number of shares of Common Stock at the time subject to that Option. Following your Involuntary Termination, each Option and all your then-vested options may be exercised for any or all vested shares in accordance with the exercise provisions of the option agreement evidencing the Option. However, in no event may any outstanding option be exercised after the specified expiration date of the option term.

          4. RESTRICTIVE COVENANTS. For the eighteen (18) month period following your Involuntary Termination:

              (i) You will not directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then existing or formally planned product lines and which is located geographically in an area where the Company maintains substantial business activities, unless you obtain the prior written consent of the Board.

              (ii) You will not directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

Mr. Dan Kingman                                                          Page 3.
                                                               February 28, 1996



              (iii) You will not induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

          You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the cessation of the severance benefits provided you under this letter agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

          5. BENEFIT REDUCTION. Should any of your severance benefits under this letter agreement be deemed to be parachute payments under Code Section 280G, then the following limitations will become applicable: (i) first, the dollar amount of your severance payment under Paragraph 1, and (ii) then, the accelerated vesting of your options under Paragraph 3 will be reduced to the extent (and only to the extent) necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision.

                            PART TWO -- DEFINITIONS

          DEFINITIONS. For purposes of this letter agreement, including in particular the application of the special benefit limitations of Part One, the following definitions will be in effect:

          BOARD shall mean the Company's Board of Directors.

          BONUS shall mean the bonus paid to you by the Company for the fiscal year immediately preceding the fiscal year in which your Involuntary Termination is effected. Any bonuses paid for a partial year of employment will be annualized.

Mr. Dan Kingman                                                          Page 4.
                                                               February 28, 1996


          CHANGE IN CONTROL shall mean any of the following events:

              (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated;

              (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company other than in the ordinary course of business;

              (iii) any reverse merger in which the Company ceases to exist as an independent corporation and becomes the subsidiary of another corporation;

              (iv) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction of beneficial ownership of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities;

              (v) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction of additional securities of the Company which increase the total holdings of such person (or group) to a level of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; or

              (vi) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of securities of the Company possessing sufficient voting power in the aggregate to elect an absolute

Mr. Dan Kingman                                                          Page 5.
                                                               February 28, 1996



                     majority of the members of the Board (rounded up to the nearest whole number).

          CODE shall mean the Internal Revenue Code of 1986, as amended.

          COMMON STOCK shall mean the Company's common stock.

          HEALTH CARE COVERAGE shall mean the continued health care coverage to which you and your eligible dependents may become entitled under this letter agreement and pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") upon the termination of your employment other than Termination for Cause.

          INVOLUNTARY TERMINATION shall mean the termination of your employment with the Company which occurs:

              (i) involuntarily upon your discharge or dismissal in connection with a Change in Control for reasons other than for Termination For Cause; or

              (ii) voluntarily upon your resignation in connection with any of the following changes to the terms and conditions of your employment following a Change in Control: (a) a change in your position with the Company which materially reduces your level of responsibility or the nature of your functions, (b) a greater than ten percent (10%) reduction in your level of compensation (including base salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards), or (c) a relocation of your principal place of employment by more than thirty-five (35) miles, provided such change, reduction or relocation is effected without your written consent.

          OPTION shall mean any option granted to you under the MDL Information Systems, Inc. 1993 Stock Option and Restricted Stock Plan or any other equity incentive plan or plans subsequently adopted by the Company, but only to the extent the option is outstanding at the time of your Involuntary Termination.

Mr. Dan Kingman                                                          Page 6.
                                                               February 28, 1996


          SALARY shall mean the following measured as of your date of Involuntary Termination:

              (i) your predetermined base salary excluding bonuses, other incentive-type payments, reimbursements or compensation associated with stock options from the Company; and

              (ii)  your car allowance from the Company.

          TERMINATION FOR CAUSE shall mean an Involuntary Termination of your employment initiated by the Company by reason of your conviction of any felony or other criminal act, your commission of any act of fraud or embezzlement, your unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries, or any other intentional misconduct on your part which adversely affects the business or affairs of the Company in a material manner.

                    PART THREE -- MISCELLANEOUS PROVISIONS

          1. TERMINATION FOR CAUSE. Should your Involuntary Termination constitute a Termination for Cause, then the Company shall only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under this letter agreement.

          2. TERM OF AGREEMENT. The provisions of this letter agreement will continue in effect until terminated by written agreement entered into between you and the Company.

          3. GENERAL CREDITOR STATUS. The benefits to which you may become entitled under this letter agreement (except those attributable to your Options) will be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors of the Company.

          4. DEATH. Should you die before receipt of all benefits to which you become entitled under this letter agreement, then the payment of such benefits will be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise your outstanding vested

Mr. Dan Kingman                                                          Page 7.
                                                               February 28, 1996


options, then each such option may be exercised, during the applicable exercise period in effect hereunder for those options at the time of your death, by the executors or administrators of your estate or by person to whom the option is transferred pursuant to your will or in accordance with the laws of inheritance.

          5. MISCELLANEOUS. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. This agreement incorporates the entire agreement between you and the Company relating to the subject of severance benefits and supersedes any and all prior agreements and understandings with respect to such subject matter. This agreement may only be amended by written instrument signed by you and a member of the Board of Directors of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect.

          6. REMEDIES. All rights and remedies provided pursuant to this letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this letter agreement.

          7. ARBITRATION. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in Alameda County, California in accordance with the rules of the American Arbitration Association then in effect.

          8. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this agreement shall confer upon you any right to continue in the employment of the Company for any period

Mr. Dan Kingman                                                          Page 8.
                                                               February 28, 1996


of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

          9. PROPRIETARY INFORMATION. You hereby acknowledge that the Company may, from time to time during your employment with the Company, disclose to you confidential information pertaining to the Company's business and affairs. All information and data, whether or not in writing, of a private or confidential nature concerning the business or financial affairs of the Company (collectively, "Proprietary Information") is and will remain the sole and exclusive property of the Company. In connection with such Proprietary Information, you agree as follows:

              (i) You will not, during your employment with the Company or at any time thereafter, disclose to any third party or directly or indirectly make use of any such Proprietary Information other than in connection with, and in furtherance of, the Company's business and affairs.

              (ii) You agree that you will use all files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information, whether created by you or others, to which you have access during your employment with the Company, only in the performance of your duties with the Company. You will return all such materials (whether written, printed or otherwise reproduced or recorded) to the Company immediately upon the termination of your employment with the Company or upon any earlier request by the Company, without retaining any copies, notes or excerpts thereof

              (iii) Your obligations under this Paragraph 9 will continue in effect after the termination of your employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any future or prospective employer concerning your continuing obligations under this Paragraph 9.

Mr. Dan Kingman                                                          Page 9.
                                                               February 28, 1996



          10. ATTORNEY FEES. Should any legal action or arbitration proceedings be instituted by a party to this Agreement to enforce any of the terms and provisions contained herein or to obtain relief for any breach hereof, the prevailing party in such action or proceeding shall be entitled to reasonable attorney fees, costs and expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.


          Please indicate your acceptance of the foregoing provisions of this severance agreement by signing the enclosed copy of this letter agreement and returning it to the Company,

                                       Very truly yours,

                                       MDL INFORMATION SYSTEMS, INC.


                                       By:  /s/ Steven Goldby
                                          ------------------------------

                                       Title:  Chairman
                                             ---------------------------

ACCEPTED BY AND AGREED TO


Signature:  /s/ Dan Kingman
          --------------------------

Dated: February 28, 1996